[Conformed]




                              Restated
                    Certificate of Incorporation
                                 of
                          AlliedSignal Inc.





As filed with the Secretary of State
of the State of Delaware
on April 28, 1997

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                Restated Certificate of Incorporation
                                 of
                          AlliedSignal Inc.

     AlliedSignal Inc., which was originally incorporated in the State of Delaware on May 13, 1985 under the name of East/West Newco Corporation, hereby certifies that this Restated Certificate of Incorporation was duly adopted in accordance with the provisions of
Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation's certificate of incorporation as theretofore amended, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation. The text of the certificate of incorporation as heretofore amended is hereby restated to read in its entirety as follows:

     FIRST:  The name of the corporation is AlliedSignal Inc.

     SECOND: The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD:   The purpose of the corporation is to engage in any
lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 1,020,000,000
[520,000,000 - amended 4/28/97] shares of which 1,000,000,000
[500,000,000 - amended 4/28/97] shares shall be Common Stock, par value $1.00 per share ("Common Shares"), and 20,000,000 shares shall be Preferred Stock, without par value ("Preferred Stock").

     I. Series A Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series F Preferred Shares, and Series G Preferred Shares

     The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof for the Series A Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series F Preferred Shares and the Series G Preferred Shares are as follows (certain capitalized terms being herein used as defined in Clause I.(14) below):

     (1) Number of shares. 51,250 shares of the Preferred Stock shall be Series A Preferred Shares, 3,593,281 shares of the Preferred Stock shall be Series C Preferred Shares, 984,089 shares of the Preferred Stock shall be Series D Preferred Shares, 2,755,173 shares of the Preferred Stock shall be Series F Preferred Shares, and 24,929 shares of the Preferred Stock shall be Series G Preferred Shares.

     (2) Designation of Shares. The Series A Preferred Shares shall be designated as the $91.25 Series A Cumulative Preferred Shares ("Series A Shares"), without par value, of the corporation, the Series C Preferred Shares shall be designated as the $6.74 Series C Cumulative Convertible Preferred Shares ("Series C Shares"), without par value, of the corporation, the Series D Preferred Shares shall be designated as the $12 Series D Cumulative Convertible Preferred Shares ("Series D Shares"), without par value, of the corporation, the Series F Preferred Shares shall be designated as the Adjustable Rate Series F Cumulative Preferred Shares ("Series F Shares"), without par value, of the corporation, and the Series G Preferred Shares shall be designated as the $86.25 Series G Cumulative Preferred Shares ("Series G Shares"), without par value, of the corporation.

     (3) Dividends. The dividend rate on the Series A Shares shall be $91.25 per share per annum, the dividend rate on the Series C Shares shall be $1.685 per share for the quarterly payment due on November 15, 1985, and the dividend rate on the Series C Shares shall thereafter be $6.74 per share per annum, the dividend rate on the Series D Shares shall be $3 per share for the quarterly payment due on December 1, 1985, and the dividend rate on the Series D Shares shall thereafter be $12 per share per annum, the dividend rate per share on the Series F Shares shall be computed for each dividend period by multiplying $100 by the Applicable Rate for such period and dividing the result by four; provided, however, that the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in such period, and the dividend rate on the Series G Shares shall be $86.25 per share per annum. The Applicable Rate on the Series F Shares with respect to each dividend period shall be calculated as promptly as practicable by the corporation in accordance with the provisions of this Article FOURTH, and the mathematical accuracy of each such calculation shall be confirmed in writing by independent accountants of recognized standing. The corporation shall cause notice of each Applicable Rate to be enclosed with the dividend payment checks next mailed to the holders of the Series F Shares. Dividends on the Series A Shares, on the Series C Shares, on the Series D Shares, on the Series F Shares and on the Series G Shares shall be fully cumulative and shall accrue, without interest, in the case of the Series A Shares from October 15, 1985, Series C Shares from September 19, 1985, Series D Shares from September 19, 1985, Series F Shares from September 30, 1985, and Series G Shares from October 15, 1985 and shall be payable quarterly, when and as declared by the Board of Directors out of funds legally available for the payment of dividends, (i) on the 15th day of January, April, July and October in each year, commencing January 15, 1986, for the Series A Shares, (ii) on the 15th day of February, May, August and November in each year, commencing on November 15, 1985, for the Series C Shares, (iii) on the 1st day of March, June, September and December in each year, commencing on December 1, 1985, for the Series D Shares, (iv) on the last day of March, June, September and December in each year, commencing on December 31, 1985, for the Series F Shares, and (v) on the 15th day of January, April, July and October in each year, commencing on January 15, 1986, for the Series G Shares. Holders of Series A Shares, holders of Series C Shares, holders of Series D Shares, holders of Series F Shares and holders of Series G Shares shall be entitled to receive such dividends in preference to and in priority over dividends upon the Common Shares and all Junior Shares. The Series A Shares, the Series C Shares, the Series D Shares, the Series F Shares and the Series G Shares shall be on a parity as to dividends with each other and with all Parity Shares. The Series A Shares, the Series C Shares, the Series D Shares, the Series F Shares, the Series G Shares and Parity Shares shall be junior as to dividends to all Senior Shares. The holders of the Series A Shares, the holders of the Series C Shares, the holders of the Series D Shares, the holders of the Series F Shares and the holders of the Series G Shares shall not be entitled to any dividends other than the cash dividends provided for in this Clause.

     If at any time the corporation has failed to pay accrued dividends on any Series A Shares, any Series C Shares, any Series D Shares, any Series F Shares, any Series G Shares or any Parity Shares at the time outstanding at the times such dividends are payable, the corporation shall not (i) declare or pay any dividend on the Common Shares or on any Junior Shares or make any payment on account of, or set apart money for a sinking or other analogous fund for, the purchase, redemption or other retirement of, any Common Shares or any Junior Shares or make any distribution in respect thereof, either directly or indirectly and whether in cash or property or in obligations or shares of the corporation (other than in Common Shares or Junior Shares), (ii) purchase any Series A Shares, Series C Shares, Series D Shares, Series F Shares, Series G Shares or Parity Shares or redeem (by way of sinking fund retirement pursuant to Clause (5) below or otherwise) fewer than all of the Series A Shares, Series C Shares, Series D Shares, Series F Shares, Series G Shares and Parity Shares then outstanding, or (iii) permit any corporation or other entity directly or indirectly controlled by the corporation to purchase any Senior Shares, Common Shares, Junior Shares, Series A Shares, Series C Shares, Series D Shares, Series F Shares, Series G Shares or Parity Shares. Unless and until all dividends accrued but unpaid on the Series A Shares, Series C Shares, Series D Shares, Series F Shares, Series G Shares and any Parity Shares at the time outstanding at the time such dividends are payable have been paid in full, all dividends declared by the corporation upon such Series A Shares, Series C Shares, Series D Shares, Series F Shares, Series G Shares or Parity Shares shall be declared pro rata with respect to all Series A Shares, Series C Shares, Series D Shares, Series F Shares, Series G Shares and Parity Shares then outstanding, so that the amounts of any dividends declared on the Series A Shares, the Series C Shares, the Series D Shares, the Series F Shares, the Series G Shares and such Parity Shares shall in all cases bear to each other the same ratio that, at the time of such declaration, all accrued but unpaid dividends on the Series A Shares, the Series C Shares, the Series D Shares, the Series F Shares, the Series G Shares and such Parity Shares, respectively, bear to each other.

     (4) Optional Redemptions. A. Subject to the restrictions in Clause I.(3) above and Clauses I.(6) and I.(8) below, the Series A Shares shall be redeemable at the option of the corporation at any time, as a whole or from time to time in part, at the following redemption prices per share if redeemed during the 12-month period ending July 15,

                     Redemption                          Redemption
   Year              Price          Year                 Price

   1986  ........... $1,062.43      1993   ............  $1,028.82
   1987  ...........  1,057.63      1994   ............   1,024.01
   1988  ...........  1,052.83      1995   ............   1,019.21
   1989  ...........  1,048.03      1996   ............   1,014.41
   1990  ...........  1,043.22      1997   ............   1,009.61
   1991  ...........  1,038.42      1998   ............   1,004.80
   1992  ...........  1,033.62

and at $1,000 per share if redeemed at any time after July 15, 1998, plus, in each case, an amount equal to the dividends accrued and unpaid thereon to the redemption date.

     B. Subject to the restrictions in Clause I.(3) above and Clause I.(6) below, the Series C Shares shall be redeemable at the option of the corporation at any time after August 14, 1986, as a whole or from time to time in part, at the following redemption prices per share if redeemed during the 12-month period ending August 15,

                                           Redemption
             Year                          Price

             1987     ....................  $57.00
             1988     ....................   56.50
             1989     ....................   56.00
             1990     ....................   55.50

and at $55 per share if redeemed at any time after August 15, 1990, plus, in each case, an amount equal to the dividends accrued and unpaid thereon to the redemption date.

     C. Subject to the restrictions in Clause I.(3) above and Clause I.(6) below, the Series D Shares shall be redeemable at the option of the corporation at any time after October 27, 1986, as a whole or from time to time in part, at $100 per share, plus, in each case, an amount equal to the dividends accrued and unpaid thereon to the redemption date.

     D. Subject to the restrictions in Clause I.(3) above and Clause I.(6) below, the Series F Shares shall be redeemable at the option of the corporation at any time after January 31, 1986, as a whole or from time to time in part, at $100 per share, plus, in each case, an amount equal to the dividends accrued and unpaid thereon to the redemption date.

     E. Subject to the restrictions in Clause I.(3) above and Clauses I.(6) and I.(8) below, the Series G Shares shall be redeemable at the option of the corporation at any time, as a whole or from time to time in part, at the following redemption prices per share if redeemed during the 12-month period ending July 15,


                                          Redemption
        Year                              Price

        1986        ....................   $1,028.75
        1987        ....................    1,019.17
        1988        ....................    1,009.58

and at $1,000 per share if redeemed after July 15, 1988, plus, in each case, an amount equal to the dividends accrued and unpaid thereon to the redemption date.

     (5) Required Redemptions. A. Subject to the restrictions in Clause I.(3) above, as a sinking fund for the retirement of Series A Shares, but only to the extent of assets of the corporation legally available therefor, the corporation (i) on July 15, 1989, and on each July 15 thereafter (so long as any of the Series A Shares are outstanding) to and including July 15, 1998, shall redeem 18,200 of the Series A Shares (or the number of the Series A Shares then outstanding if less than 18,200) and (ii) on July 15, 1999, if any of the Series A Shares remain outstanding, shall redeem all the Series A Shares then outstanding, in each case at a price of $1,000 per share, plus an amount equal to the dividends accrued and unpaid thereon to the redemption date. No redemption of Series A Shares pursuant to Clause I.(4) above or Clause I.(7) below, nor any purchase or other acquisition of any Series A Shares by the corporation, shall constitute a retirement of Series A Shares in lieu of, or as a credit against, any sinking fund retirement required by this Clause I.(5)A.

     B. Subject to the restrictions in Clause I.(3) above, as a sinking fund for the retirement of Series C Shares, but only to the extent of assets of the corporation legally available therefor, the corporation on August 15, 1991, and on each August 15 thereafter (so long as any of the Series C Shares are outstanding) (such dates being hereafter referred to as "Series C Sinking Fund Dates") shall redeem 148,821 of the Series C Shares (or the number of the Series C Shares then outstanding if less than 148,821), in each case at a price of $55 per share, plus an amount equal to the dividends accrued and unpaid thereon to the redemption date. No redemption of Series C Shares pursuant to Clause I.(4) above shall constitute a retirement of Series C Shares in lieu of, or as a credit against, any sinking fund retirement required by this Clause I.(5)B; provided, however, that the corporation shall be entitled to credit against the number of shares required to be redeemed on any Series C Sinking Fund Date Series C Shares otherwise acquired by the corporation in any manner whatsoever after August 14, 1986 and not previously credited against any such redemption.

     C. Subject to the restrictions in Clause I.(3) above, as a sinking fund for the retirement of Series D Shares, but only to the extent of assets of the corporation legally available therefor, the corporation on September 1, 1991, and on each September 1 thereafter to and including September 1, 2020 (so long as any of the Series D Shares are outstanding) (such dates being hereafter referred to as "Series D Sinking Fund Dates") shall redeem 40,444 of the Series D Shares (or the number of the Series D Shares then outstanding, if less than 40,444) in each of the years 1991 through 2010, and 80,889 of the Series D Shares (or the number of the Series D Shares then outstanding, if less than 80,889) in each of the years 2011 through 2020, in each case at a price of $100 per share, plus an amount equal to the dividends accrued and unpaid thereon to the redemption date. The corporation shall be entitled to credit against the number of shares required to be redeemed on any Series D Sinking Fund Date Series D Shares otherwise acquired by the corporation in any manner whatsoever and not previously credited against any such redemption.

     D. Subject to the restrictions in Clause I.(3) above, as a sinking fund for the retirement of Series G Shares, but only to the extent of assets of the corporation legally available therefor, the corporation on each of July 15, 1986 and July 15, 1987 shall redeem 9,067 of the Series G Shares and on July 15, 1988 shall redeem 6,795 of the Series G Shares (or, in each case, the number of the Series G Shares then outstanding if less than the number indicated to be redeemed), in each case by delivery of Common Shares equal to (i) $1,000 multiplied by the number of Series G Shares being redeemed, divided by (ii) 0.95 multiplied by the valuation price of a Common Share on the sixth business day before the date of redemption, plus an amount in cash equal to the dividends accrued and unpaid on the Series G Shares being redeemed to the redemption date. Cash shall be paid in lieu of fractional Common Shares. In the event Common Shares are no longer held by the public on any date of redemption, subject to the restrictions contained in this Clause I.(5)D, the corporation shall redeem on such dates the aforesaid number of Series G Shares, in each case at a price of $1,000 per share, plus an amount equal to the dividends accrued and unpaid thereon to the redemption date. No redemption of Series G Shares pursuant to Clause I.(4) above or Clause I.(7) below nor any purchase or acquisition of any Series G Shares by the corporation shall constitute a retirement of Series G Shares in lieu of, or as a credit against any sinking fund retirement required by this Clause I.(5)D.

     For the purpose of this Clause I.(5)D, the valuation price of a Common Share shall be the mean of the high and low prices of a Common Share as reported on the New York Stock Exchange composite tape or, if the Common Shares are not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Shares are listed or admitted to trading, or if the Common Shares are not listed or admitted to trading on any national securities exchange, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information. If on any such date the Common Shares are not quoted by any such organization, the fair value of such Common Shares on such date, as determined by the Board of Directors, shall be used.

     (6)  Provisions Applicable to Redemptions. Not less than thirty
(30) nor more than sixty (60) days prior to the date fixed for any redemption of Series A Shares, Series C Shares, Series D Shares, Series F Shares or Series G Shares pursuant to Clause I.(4) above or Clause I.(7) below, a notice specifying the time and place of such redemption and the number of shares to be redeemed shall be given by first class mail, postage prepaid, to the holders of record of the Series A Shares, Series C Shares, Series D Shares, Series F Shares or Series G Shares to be redeemed at their respective addresses as the same shall appear on the books of the corporation, but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for redemption. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

     Unless the corporation shall fail to pay, upon surrender of the certificates evidencing the shares to be redeemed, the redemption price of any Series A Shares, Series C Shares, Series D Shares, Series F Shares or Series G Shares called for redemption as provided herein, from and after the date fixed for the redemption of such Series A Shares, Series C Shares, Series D Shares, Series F Shares or Series G Shares by the corporation, dividends shall cease to accrue on the Series A Shares, Series C Shares, Series D Shares, Series F Shares or Series G Shares to be redeemed and the holders of such shares shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the corporation by virtue thereof and shall have no voting or other rights, including, in the case of the Series C Shares and Series D Shares, the right to convert such shares into Common Shares pursuant to Clause I.(11) below, with respect to such shares, except the right to receive the moneys payable upon such redemption from the corporation, without interest thereon, upon surrender (and endorsement, if required by the corporation) of their certificates, and the shares evidenced thereby shall no longer be deemed to be outstanding.

     The obligations of the corporation to make sinking fund retirements of Series A Shares, Series C Shares, Series D Shares and Series G Shares annually, pursuant to Clause I.(5) above, shall be cumulative and, if at any time any sinking fund retirement required by Clause I.(5) above shall be in arrears, the corporation shall not
(i) declare or pay any dividend on the Common Shares or on any Junior Shares or make any payment on account of, or set apart money for a sinking or other analogous fund for, the purchase, redemption or other retirement of any Common Shares or any Junior Shares or make any distribution in respect thereof, either directly or indirectly and whether in cash or property or in obligations or shares of the corporation (other than in Common Shares or Junior Shares), (ii) purchase any Senior Shares, Series A Shares, Series C Shares, Series D Shares, Series F Shares, Series G Shares or Parity Shares or redeem any such shares except for required sinking fund retirements pursuant to Clause I.(5) above or required sinking fund retirements under the provisions of this Certificate of Incorporation applicable to Parity Shares or Senior Shares, or (iii) permit any corporation or other entity directly or indirectly controlled by the corporation to purchase any Common Shares, Junior Shares, Series A Shares, Series C Shares, Series D Shares, Series F Shares, Series G Shares, Parity Shares or Senior Shares, provided that so long as any such required sinking fund retirement with respect to the Series A Shares, Series C Shares, Series D Shares, Series G Shares or any Parity Shares shall be in arrears, all payments on account of such required sinking fund retirements shall be made pro rata with respect to all Series A Shares, Series C Shares, Series D Shares, Series G Shares and Parity Shares then outstanding, so that the amount of such payments shall in all cases bear to each other the same ratio that the respective amounts which would be necessary to discharge in full all such required sinking fund retirements in arrears bear to each other.

     (7) Additional Optional Redemptions. Subject to the restrictions in Clauses I.(3) and I.(6) above and Clause I.(8) below, the corporation may, at its option, (i) on July 15, 1986, and on each July 15 thereafter, redeem, in addition to the number of Series A Shares or Series G Shares, respectively, then to be retired for the sinking funds pursuant to Clause I.(5) above, an additional number of Series A Shares or Series G Shares equal to the number of Series A Shares or Series G Shares, respectively, required to be retired for such sinking funds on such date pursuant to the applicable provisions of such Clause I.(5), in each case at a price of $1,000 per share plus an amount equal to the dividends accrued and unpaid thereon to the redemption date, (ii) on August 15, 1991, and on each August 15 thereafter, redeem, in addition to the number of Series C Shares then to be retired for the sinking fund pursuant to Clause I.(5) above, an additional number of Series C Shares equal to the number of Series C Shares required to be retired for such sinking fund on such date pursuant to the applicable provisions of such Clause I.(5), in each case at a price of $55 per share, plus an amount equal to the dividends accrued and unpaid thereon to the redemption date, and
(iii) on September 1, 1991 and on each September 1 thereafter, redeem, in addition to the number of Series D Shares then to be retired for the sinking fund pursuant to Clause I.(5) above, an additional number of Series D Shares equal to the number of Series D Shares required to be retired for such sinking fund on such date pursuant to the applicable provisions of such Clause I.(5), in each case at a price of $100 per share, plus an amount equal to the dividends accrued and unpaid thereon to the redemption date, each of which options shall be non-cumulative.

     (8) Refunding Restriction. A. Prior to July 15, 1989 no Series A Shares shall be redeemed pursuant to Clause I.(4) or Clause I.(7) above if such redemption is part of or in anticipation of any refunding operation involving the application, directly or indirectly, of borrowed funds or the proceeds of the issue of any Preference Shares and (i) such borrowed funds have an interest rate or an effective cost of money to the corporation or any corporation or other entity directly or indirectly controlled by the corporation (calculated on a pre-tax basis in accordance with generally accepted financial practice) of less than 9 1/8% per annum or (ii) such Preference Shares shall entitle the holders thereof to an effective annual dividend per share of less than 9 1/8% of the original issue price per share.

     B. No Series G Shares shall be redeemed pursuant to Clause I.(4) or Clause I.(7) above if such redemption is a part of or in anticipation of any refunding operation involving the application, directly or indirectly, of borrowed funds or the proceeds of the issue of any Preference Shares and (i) such borrowed funds have an interest rate or an effective cost of money to the corporation or any corporation or other entity directly or indirectly controlled by the corporation (calculated on a pre-tax basis in accordance with generally accepted financial practice) of less than 8 5/8% per annum or (ii) such Preference Shares shall entitle the holders thereof to an effective annual dividend per share of less than 8 5/8% of the original issue price per share.

     (9) Redemption Procedure. In every case of redemption or sinking fund retirement, as the case may be, of less than all of the outstanding Series A Shares or Series G Shares pursuant to Clause I.(4), Clause I.(5) or Clause I.(7) above, such redemption or sinking fund retirement, as the case may be, as nearly as practicable shall be made pro rata among the holders thereof according to the number of Series A Shares or Series G Shares, as the case may be, held by the respective holders, and otherwise (but not affecting the pro rata allocation) in such manner as may be prescribed by resolution of the Board of Directors, provided that only whole shares shall be selected for redemption or sinking fund retirement. Redemption or sinking fund retirement of less than all of the outstanding Series C Shares, Series D Shares or Series F Shares shall be made in such manner as may be prescribed by the corporation and need not be made pro rata.

     (10) Liquidation. A. The liquidation price of the Series A Shares, in case of the voluntary liquidation, dissolution or winding up of the corporation shall be an amount equal to the redemption price per share specified in Clause I.(4)A above applicable on the date of such voluntary liquidation, dissolution or winding up, plus, in each case, an amount equal to the dividends accrued and unpaid thereon to the payment date.

     B. The liquidation price of the Series G Shares in case of the voluntary liquidation, dissolution or winding up of the corporation shall be an amount equal to the redemption price per share specified in Clause I.(4)E above applicable on the date of such voluntary liquidation, dissolution or winding up, plus, in each case, an amount equal to the dividends accrued and unpaid thereon to the payment date.

     C. The liquidation price of the Series A Shares and the Series G Shares in case of the involuntary liquidation, dissolution or winding up of the corporation shall be $1,000 per share, plus an amount equal to the dividends accrued and unpaid thereon to the payment date.

     D. The liquidation price of the Series C Shares in case of the voluntary or involuntary liquidation, dissolution or winding up of the corporation shall be $55 per share, plus an amount equal to the dividends accrued and unpaid thereon to the payment date.

     E. The liquidation price of the Series D Shares in case of the voluntary or involuntary liquidation, dissolution or winding up of the corporation shall be $100 per share, plus an amount equal to the dividends accrued and unpaid thereon to the payment date.

     F. The liquidation price of the Series F Shares in case of the voluntary or involuntary liquidation, dissolution or winding up of the corporation shall be $100 per share, plus an amount equal to the dividends accrued and unpaid thereon to the payment date.

     G. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of the Series A Shares, the holders of the Series C Shares, the holders of the Series D Shares, the holders of the Series F Shares and the holders of the Series G Shares (i) shall not be entitled to receive the liquidation price of such shares held by them until the liquidation price of all Senior Shares shall have been paid in full and (ii) shall be entitled to receive the liquidation price of such shares held by them in preference to and in priority over any distributions upon the Common Shares and all Junior Shares. If the assets of the corporation are not sufficient to pay in full the liquidation price payable to the holders of the Series A Shares, the holders of the Series C Shares, the holders of the Series D Shares, the holders of the Series F Shares, and the holders of the Series G Shares and the liquidation price payable to the holders of all Parity Shares, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amounts to which the holders of the Series A Shares, the holders of the Series C Shares, the holders of the Series D Shares, the holders of the Series F Shares, the holders of the Series G Shares and the holders of all Parity Shares are entitled were paid in full.

     H. Neither a consolidation or merger of the corporation with or into any other corporation, nor a merger of any other corporation with or into the corporation, nor a sale or transfer of all or any part of the corporation's assets for cash or securities shall be considered a dissolution, liquidation or winding-up of this corporation within the meaning of this Clause I.(10).

     (11)  Convertibility.  A. Neither the Series A Shares, the
Series F Shares nor the Series G Shares shall be convertible into any other securities of the corporation.

     B. The Series C Shares shall be convertible at any time at the option of the holders of the Series C Shares into Common Shares at a rate of 1.179 Common Shares for each Series C Share at the office of any duly appointed transfer agent for the Series C Shares, and at such other office or offices, if any, as the Board of Directors of the corporation may determine, and the Series D Shares shall be convertible at any time at the option of the holders of the Series D Shares into Common Shares at a rate of 2.0265 Common Shares for each Series D Share at the office of any duly appointed transfer agent for the Series D Shares and at such other office or offices, if any, as the Board of Directors of the corporation may determine; provided, however, that in case of the redemption of any Series C Shares or Series D Shares, such right of conversion shall cease and terminate, as to the shares called for redemption, at the close of business on the day next prior to the date fixed for redemption, unless default shall be made in the payment of the redemption price. Upon conversion, the corporation shall make no payment or adjustment on account of dividends accrued or in arrears on the Series C Shares or Series D Shares surrendered for conversion or on account of any dividends on the Common Shares issued on such conversion. Before any holder of Series C Shares or Series D Shares shall be entitled to convert the same into Common Shares, such holder shall surrender the certificate or certificates for such Series C Shares or Series D Shares at any office hereinabove mentioned, which certificate or certificates shall be duly endorsed to the corporation or in blank or accompanied by proper instruments of transfer to the corporation or in blank, unless the corporation shall waive such requirement, and shall give written notice to the corporation at any of said offices that such holder elects so to convert said Series C Shares or Series D Shares, and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued.

     The corporation will as soon as practicable after such surrender of certificates for Series C Shares or Series D Shares accompanied by the written notice and the statement above prescribed, issue and deliver at the office of any transfer agent appointed as aforesaid, or at such other office or offices, if any, to the person for whose account such Series C Shares or Series D Shares were so surrendered, or to such person's nominee or nominees, certificates for the number of full Common Shares to which such person shall be entitled as aforesaid, together with a cash adjustment for any fraction of a share as hereinafter stated. Subject to the following provisions of this Clause I.(11)B, such conversion shall be deemed to have been made as of the date of such surrender of the Series C Shares or Series D Shares to be converted and the rights of the converting holder of the Series C Shares or Series D Shares as such holder shall cease and the person or persons in whose name or names the certificates for Common Shares upon conversion of such Series C Shares or Series D Shares are to be issued shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on such date. In the event of any liquidation, dissolution or winding up of the affairs of the corporation, all conversion rights of the holders of Series C Shares and Series D Shares shall terminate on the date fixed by resolution of the Board of Directors of the corporation, which date shall not be later than 10 days nor earlier than 20 days prior to such liquidation, dissolution or winding up. The conversion rate for the Series C Shares and Series D Shares is subject to adjustment from time to time as follows:

          (a) In case the corporation shall at any time (i) declare a dividend on the Common Shares in shares of its capital stock,
     (ii) subdivide the outstanding Common Shares, (iii) combine the outstanding Common Shares into a smaller number of shares, or
     (iv) issue any shares of its capital stock by reclassification of the Common Shares (including any such reclassification in connection with a consolidation or merger in which the corporation is the surviving corporation), the conversion rate in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any Series C Share or Series D Share converted after such time shall be entitled to receive the aggregate number and kind of shares which, if such Series C Share or Series D Share had been converted immediately prior to such time, the holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

          (b) In case the corporation shall issue rights or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase Common Shares at a price per share less than the current market price per share (as defined in paragraph (d) of this Clause I.(11)B) on such record date, the conversion rate shall be adjusted by multiplying the conversion rate in effect immediately prior to such record date by a fraction, of which the numerator shall be the number of Common Shares outstanding on such record date plus the number of additional Common Shares to be offered for subscription or purchase and of which the denominator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares which the aggregate offering price of the total number of Common Shares so to be offered would purchase at such current market price. Such adjustment shall become effective at the close of business on such record date; however, to the extent that Common Shares are not delivered after the expiration of such rights or warrants, the conversion rate shall be readjusted (but only with respect to Series C Shares and Series D Shares converted after such expiration) to the conversion rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of Common Shares actually issued.

          (c) In case the corporation shall distribute to all holders of Common Shares (including any such distribution made in connection with a consolidation or merger in which the corporation is the surviving corporation) evidences of its indebtedness or assets (other than cash dividends or distributions and dividends payable in Common Shares) or subscription rights or warrants (excluding those referred to in paragraph (b) of this Clause I.(11)B), the conversion rate shall be adjusted by multiplying the conversion rate in effect immediately prior to the record date for determination of shareholders entitled to receive such distribution by a fraction, of which the numerator shall be the current market price per Common Share (as defined in paragraph (d) of this Clause I.(11)B) on such record date and of which the denominator shall be such current market price per Common Share, less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets or subscription rights or warrants so to be distributed which are applicable to one Common Share. Such adjustment shall become effective at the close of business on such record date. If the corporation declares a cash dividend or distribution in an amount equal to or greater than 10% of the current market price per Common Share on the declaration date for such dividend or distribution, the corporation shall give at least 10 days prior written notice to all holders of record of Series C Shares and Series D Shares of the record date for determining those holders of Common Shares who will be entitled to receive such dividend or distribution.

          (d)  For the purpose of any computation under paragraphs
     (b) and (c) of this Clause I.(11)B, the current market price per Common Share on any record date shall be deemed to be the average of the daily closing prices for the 30 consecutive trading days on the New York Stock Exchange composite tape commencing 45 trading days before such date. The closing price of each day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case, on the New York Stock Exchange composite tape or, if the Common Shares are not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Shares are listed or admitted to trading, or if the Common Shares are not listed or admitted to trading on any national securities exchange the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information. If on any such date the Common Shares are not quoted by any such organization, the fair value of such Common Shares on such date, as determined by the Board of Directors, shall be used.

          (e) In case of any capital reorganization of the corporation, or of any reclassification of the Common Shares (other than a reclassification of the Common Shares referred to in paragraph (a) of this Clause I.(11)B), or in case of the consolidation of the corporation with or the merger of the corporation with or into any other corporation or of the sale of the properties and assets of the corporation as, or substantially as, an entirety to any other corporation, each Series C Share and Series D Share shall after such capital reorganization, reclassification of Common Shares, consolidation, merger or sale be convertible into the number of shares of stock or other securities, assets or cash to which a holder of the number of Common Shares receivable (at the time of such capital reorganization, reclassification of Common Shares, consolidation, merger or sale) upon conversion of such Series C Share or Series D Share would have been entitled to receive upon such capital reorganization, reclassification of Common Shares, consolidation, merger or sale, and in any such case, if necessary, the provisions set forth in this Clause I.(11)B with respect to the rights and interests thereafter of the holders of the Series C Shares and Series D Shares shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities, assets or cash thereafter deliverable on the conversion of the Series C Shares and Series D Shares. The subdivision or combination of Common Shares at any time outstanding into a greater or lesser number of shares shall not be deemed to be a reclassification of the Common Shares for the purposes of this paragraph. The corporation shall not effect any such consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the corporation) resulting from such consolidation or merger or the corporation purchasing such assets or other appropriate corporation or entity shall assume, by written instrument, the obligation to deliver to the holder of each Series C Share and Series D Share such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive under this Clause I.(11)B.

          (f) The corporation may make such increases in the conversion rate, so as to increase the number of Common Shares into which the Series C Shares and Series D Shares may be converted, in addition to those required by paragraphs (a) through (e) of this Clause I.(11)B, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

     (g) No adjustment will be made for the issuance of shares to employees pursuant to the corporation's or any of its subsidiaries' stock option, stock purchase and savings or other benefit plans or to stockholders pursuant to the corporation's dividend reinvestment plan. No adjustment will be required to be made in the conversion rate until cumulative adjustments require an adjustment of at least 1% of such conversion rate.

     (h) Whenever the conversion rate is adjusted as herein provided, the corporation shall forthwith file with any transfer agent or agents for the Series C Shares or Series D Shares a certificate signed by the Chairman of the Board or one of the Vice Presidents of the corporation and by its Treasurer or an Assistant Treasurer, stating the adjusted conversion rate determined as provided in this Clause I.(11)B, and in reasonable detail the facts requiring such adjustment. Whenever the conversion rate is adjusted, the corporation will forthwith cause a notice stating the adjustment and the conversion rate to be mailed to the respective holders of record of Series C Shares and Series D Shares. Such transfer agents shall be under no duty to make any inquiry or investigation as to the statements contained in any such certificate or as to the manner in which any computation was made, but may accept such certificate as conclusive evidence of the statements therein contained, and each transfer agent shall be fully protected with respect to any and all acts done or action taken or suffered by it in reliance thereon. No transfer agent in its capacity as transfer agent shall be deemed to have any knowledge with respect to any change of capital structure of the corporation unless and until it receives a notice thereof pursuant to the provisions hereof and in default of any such notice each transfer agent may conclusively assume that there has been no such change.

     The corporation shall at all times reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the conversion of Series C Shares and Series D Shares, such number of shares as shall from time to time be sufficient to effect the conversion of all Series C Shares and Series D Shares from time to time outstanding. The corporation shall from time to time, in accordance with the laws of Delaware, increase the authorized amount of Common Shares if at any time the number of Common Shares remaining unissued shall not be sufficient to permit the conversion of all the then outstanding Series C Shares and Series D Shares.

     The corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of Common Shares on conversion of Series C Shares and Series D Shares pursuant hereto. The corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Shares in a name other than that in which the Series C Shares or Series D Shares so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax, or has established, to the satisfaction of the corporation that such tax has been paid.

     No fractional Common Shares will be issued upon conversion, but any such fractions will be adjusted in cash on the basis of the then current market value of the Common Shares, which shall be deemed to be the average of the high and low sales prices regular way or, if no such sale takes place on such day, the average of the high bid and low asked prices regular way in either case on the New York Stock Exchange composite tape or, if the Common Shares are not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Shares are listed or admitted to trading, or if the Common Shares are not listed or admitted to trading on any national securities exchange the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information. If on any such date the Common Shares are not quoted by any such organization, the fair value of such Common Shares on such date, as determined by the Board of Directors, shall be used.

     (12) Other Preference Shares. So long as any Series A Shares, Series C Shares, Series D Shares, Series F Shares or Series G Shares remain outstanding, the corporation shall not issue any Preference Shares which are not Senior Shares, Parity Shares or Junior Shares. All series of Preferred Shares, whether or not the dividend rates, the dividend payment dates or the redemption or liquidation prices per share thereof differ from those of the Series A Shares, Series C Shares, Series D Shares, Series F Shares and Series G Shares, shall be on a parity with all Series A Shares, Series C Shares, Series D Shares, Series F Shares and Series G Shares at the time outstanding as to dividends or other payments and as to the distribution of assets on any voluntary or involuntary dissolution, liquidation or winding up of the corporation. All Series A Shares, Series C Shares, Series D Shares, Series F Shares and Series G Shares which are redeemed pursuant to any provision of this Article FOURTH shall be cancelled. No Preferred Shares which are issued, in addition to those designated in this Article FOURTH as of September 19, 1985 as Series A Shares, Series C Shares, Series D Shares, Series F Shares and Series G Shares shall be designated as Series A Shares, Series C Shares, Series D Shares, Series F Shares or Series G Shares.

     (13) Voting Rights. Except as otherwise required by law, holders of Series A Shares, holders of Series F Shares and holders of Series G Shares shall have no voting rights; holders of Series C Shares and Series D Shares shall be entitled to vote on every question submitted to holders of record of the Common Shares, and shall be entitled to one vote for every Series C Share and one vote for every Series D Share standing in such holder's name on the books of the corporation, voting together with the Common Shares and Series AA Shares (as defined in Clause II.(1) herein) as a single class; provided, however, that:

     A. Dividend Defaults. (1) If and whenever accrued dividends on the Series A Shares, the Series C Shares, the Series D Shares, the Series F Shares or the Series G Shares or any Preferred Shares of any other series shall not have been paid in an aggregate amount equal to or greater than six (6) quarter-annual dividends on the Series A Shares, the Series C Shares, the Series D Shares, the Series F Shares or the Series G Shares or such other Preferred Shares at the time outstanding (each such series being, in this Clause I.(13)A, called a "series in arrears"), then, and in any such event, the number of Directors then constituting the entire Board of Directors of the corporation shall automatically be increased by two Directors and the holders of the shares of all series in arrears, voting together as a single class, shall be entitled to fill such newly created directorships. Such right to vote as a single class to elect two Directors shall, when vested, continue until all dividends in default on the Series A Shares, the Series C Shares, the Series D Shares, the Series F Shares, the Series G Shares and such other Preferred Shares, as the case may be, shall have been paid in full and, when so paid, such right to elect two Directors separately as a class shall cease, subject, always, to the same provisions for the vesting of such right to elect two Directors separately as a class in the case of future dividend defaults. At any time when such right to elect two Directors separately as a class shall have so vested, the corporation may, and upon the written request of the holders of record of not less than 20% of the total number of shares of all series in arrears then outstanding shall, call a special meeting of the holders of such shares to fill such newly created directorships for the election of Directors. In the case of such a written request, such special meeting shall be held within ninety (90) days after the delivery of such request, and, in each case, at the place and upon the notice provided by law and in the By-laws of the corporation, provided, that the corporation shall not be required to call such a special meeting if such request is received less than one hundred twenty (120) days before the date fixed for the next ensuing annual meeting of stockholders of the corporation, at which meeting such newly created directorships shall be filled by the holders of the shares of each series in arrears, voting together as a single class.

     (2) So long as any Series A Shares, Series C Shares, Series D Shares, Series F Shares, Series G Shares or any Preferred Shares of any other series are outstanding, the By-laws of the corporation shall contain provisions ensuring that the number of Directors constituting the entire Board of Directors of the corporation shall at all times be such that the exercise by the holders of the Series A Shares, the holders of the Series C Shares, the holders of the Series D Shares, the holders of the Series F Shares, the holders of the Series G Shares and the holders of Preferred Shares of any other series, of the right to elect Directors under the circumstances provided for in paragraph (1) of this Clause I.(13)A will not contravene any provision of this Certificate of Incorporation restricting the number of Directors which may constitute the entire Board of Directors of the corporation.

     (3) Directors elected pursuant to paragraph (1) of this Clause I.(13)A will serve until the earlier of (i) the next annual meeting of the stockholders of the corporation and the election (by the holders of the shares of each series in arrears) and qualification of their respective successors or (ii) the next annual meeting of the stockholders of the corporation following the date upon which all dividends in default on the shares of each series in arrears shall have been paid in full. If, prior to the end of the term of any Director elected as aforesaid, a vacancy in the office of such Director shall occur during the continuance of a default in dividends on the shares of each series in arrears by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term by the appointment by the remaining Director elected as aforesaid of a new Director for the unexpired term of such former Director.

     B. Miscellaneous. Without the affirmative vote of the holders of at least two-thirds of the outstanding Preferred Shares, voting as a single class (or, if less than all of the outstanding series of Preferred Shares would be adversely affected thereby, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of each such series so affected, voting as a separate class), the corporation may not:

               (a) amend this Certificate of Incorporation so as to adversely affect the voting powers (except as such voting powers may be affected by the authorization of any additional Preferred Shares having the same voting rights as the outstanding Preferred Shares or by the authorization of any other shares of any class having voting rights which are not entitled to vote together with the Preferred Shares in any separate class vote of the Preferred Shares), rights or preferences of the Preferred Shares or such series;

               (b)  authorize or create any Senior Shares;

               (c) issue any Parity Shares at a time when any of the Series A Shares, Series C Shares, Series D Shares, Series F Shares and Series G Shares are outstanding unless, after giving effect to such issuance and the application of the proceeds thereof, Consolidated Net Income for any period of twelve (12) consecutive months during the eighteen (18) months immediately preceding the date of such issuance would be equal to not less than 200% of the annual dividend requirements of all Series A Shares, Series C Shares, Series D Shares, Series F Shares, Series G Shares, Series AA Shares, Parity Shares and Senior Shares then to be outstanding; or

               (d) effect any merger or consolidation or sale, transfer, lease or other disposition of all or substantially all of the assets of the corporation if (i) the plan of merger, consolidation or disposition of assets contains any provisions which, if contained in an amendment to this Certificate of Incorporation, would entitle the holders of the Preferred Shares or any series thereof to a joint or separate class vote thereon as provided in paragraph (a) of this Clause I.(13)(B), (ii) the effect of such transaction would be to create any Senior Shares,
     (iii) the corporation would not be the surviving corporation or
     (iv) the corporation would be in default under any of its material debt agreements.

     C. Voting. Whenever the holders of the Preferred Shares are entitled to vote as a single class, each holder of Series A Shares or Series G Shares shall be entitled to one vote for each such share held of record and, to the extent permitted by applicable law, (1) each holder of shares of any other series of the Preferred Shares shall be entitled to one vote for each $1,000 of the liquidation price (without regard to accrued dividends) in respect of the involuntary liquidation, dissolution or winding up of the corporation of the shares of such series for each such share held of record and
(2) in the case of any such shares such liquidation price of which shall not be an integral multiple of $1,000, including the Series C Shares, Series D Shares and Series F Shares, each holder thereof shall be entitled to a vote in respect of each such share so held equal to the result obtained by multiplying one by a fraction, the numerator of which is a number equal to the number of dollars constituting such liquidation price of such share and the denominator of which is 1,000.

     (14) Certain Definitions. As used in this Article FOURTH, the following terms shall have the following respective meanings:

     "Applicable Rate" shall mean, for any dividend period, the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Twenty Year Constant Maturity Rate for such dividend period less 15/100 of 1%; provided, however, that the Applicable Rate for any dividend period shall in no event be less than 8% per annum nor greater than 15% per annum. In the event that the Board of Directors of the corporation determines in good faith that for any reason:

          (i) any one of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Twenty Year Constant Maturity Rate cannot be determined for any dividend period, then the Applicable Rate for such dividend period shall be the higher of whichever two of such Rates can be so determined, less 15/100 of 1%;

          (ii)  only one of the Treasury Bill Rate, the Ten Year
     Constant Maturity Rate and the Twenty Year Constant Maturity
     Rate can be determined for any dividend period, then the Applicable Rate for such dividend period shall be whichever such Rate can be so determined, less 15/100 of 1%; or

          (iii) none of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Twenty Year Constant Maturity rate can be determined for any dividend period, then the Applicable Rate in effect for the preceding dividend period shall be continued for such dividend period.

     "Calendar Period" shall mean a period of fourteen calendar days.

     "Common Shares" shall mean the 1 billion shares of Common Stock referred to in the first paragraph of this Article FOURTH.

     "Consolidated Net Income" shall mean, for any period, the aggregate of the net income (or net deficit) for such period, before non-recurring items, of the corporation and its consolidated subsidiaries determined in accordance with generally accepted accounting principles. For the purposes hereof, there shall not be included in the net income of the corporation and such consolidated subsidiaries:

          (i) any gain from any write-up of assets not in the ordinary course of business after December 31, 1978;

          (ii) except for Allied Corporation and its subsidiaries as of September 18, 1985, earnings of a subsidiary accrued prior to the date it became a subsidiary;

          (iii) earnings of any corporation, substantially all the assets of which have been acquired by the corporation or any of its subsidiaries in any manner, realized by such corporation prior to the date of such acquisition;

          (iv) the earnings of any person to which assets of the corporation have been sold, transferred or disposed of, or into which the corporation shall have merged, prior to the date of such transaction;

          (v) any income or gain arising from the acquisition of any securities of the corporation or any subsidiary;

          (vi) net gains in excess of 5% of net income, before nonrecurring items, of the corporation and its consolidated subsidiaries on the sale of assets not in the ordinary course of business; and

          (vii)  unremitted earnings of unconsolidated subsidiaries.

     "Junior Shares" shall mean Preference Shares of any series or class of the corporation which are by their terms expressly made junior to any Series A Shares, Series C Shares, Series D Shares, Series F Shares, Series G Shares or Series AA Shares at the time outstanding as to dividends or other payments and as to the distribution of assets on any voluntary or involuntary dissolution, liquidation or winding up of the corporation.

     "Parity Shares" shall mean the Series A Shares, the Series C Shares, the Series D Shares, the Series F Shares, the Series G Shares and the Series AA Shares and shall also mean (i) Preferred Shares of any series other than the Series A Shares, the Series C Shares, the Series D Shares, the Series F Shares, the Series G Shares or the Series AA Shares and (ii) any other Preference Shares which are by their terms not expressly made junior or senior to any Series A Shares, Series C Shares, Series D Shares, Series F Shares, Series G Shares or Series AA Shares at the time outstanding as to dividends or other payments and as to the distribution of assets on any voluntary or involuntary dissolution, liquidation or winding up of the corporation.

     "Preference Shares" shall mean any class of shares of the corporation ranking prior to at least one other class of shares of the corporation as to the payment of dividends, other payments or the distribution of assets on any voluntary or involuntary dissolution, liquidation of the corporation.

     "Preferred Shares" shall mean the 20 million shares of Preferred Stock referred to in the first paragraph of this Article FOURTH.

     "Senior Shares" shall mean Preference Shares of any series or class of the corporation which are by their terms expressly made senior to any Series A Shares, any Series C Shares, any Series D Shares, any Series F Shares, any Series G Shares or any Series AA Shares at the time outstanding as to dividends and as to the distribution of assets on any voluntary or involuntary liquidation of the corporation.

     "Special Securities" shall mean securities which can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax or which provide tax benefits to the holder and are priced to reflect such tax benefits or which were originally issued at a deep or substantial discount.

     "Ten Year Average Yield" shall mean the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of 10 years).

     "Ten Year Constant Maturity Rate" shall mean, for each dividend period, the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (or the one weekly per annum Ten Year Average Yield, if only one such yield shall be published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately prior to the last ten calendar days of March, June, September or December, as the case may be, prior to the dividend period for which the dividend rate on the Series F Shares is being determined. Notwithstanding the foregoing:

          (i) if the Federal Reserve Board does not publish such a weekly per annum Ten Year Average Yield during any such Calendar Period, then the Ten Year Constant Maturity Rate for such dividend period shall mean the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (or the one weekly per annum Ten Year Average Yield, if only one such yield shall be published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the corporation;

          (ii) if a per annum Ten Year Average Yield shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Ten Year Constant Maturity Rate for such dividend period shall mean the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly average yield to maturity, if only one such yield shall be published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having maturities of not less than 8 nor more than 12 years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the corporation; and

          (iii) if the corporation determines in good faith that for any reason the corporation cannot determine the Ten Year Constant Maturity Rate for any dividend period as provided above in this paragraph, then the Ten Year Constant Maturity Rate for such dividend period shall mean the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than 8 nor more than 12 years from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the corporation by at least three recognized dealers in U.S. Government securities selected by the corporation.

In any event, the Ten Year Constant Maturity Rate shall be rounded to the nearest five hundredths of a percentage point.

     "Treasury Bill Rate" shall mean, for each dividend period, the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during the relevant Calendar Period) for three-month U.S. Treasury bills, as published weekly by the Federal Reserve Board during the Calendar Period immediately prior to the last ten calendar days of March, June, September or December, as the case may be, prior to the dividend period for which the dividend rate on the Series F Shares is being determined. Notwithstanding the foregoing:

          (i) if the Federal Reserve Board does not publish such a weekly per annum market discount rate during any such Calendar Period, then the Treasury Bill Rate for such dividend period shall mean the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during the relevant Calendar Period) for three-month U.S. Treasury bills, as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the corporation;

          (ii) if a per annum market discount rate for three-month U.S. Treasury bills shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Treasury Bill Rate for such dividend period shall mean the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during the relevant Calendar Period) for all of the U.S. Treasury bills then having maturities of not less than 80 nor more than 100 days, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such rates, by any Federal Reserve Bank or by any U.S. Governmental department or agency selected by the corporation;

          (iii) if the corporation determines in good faith that for any reason no such U.S. Treasury bill rates are published as provided above during such Calendar Period, then the Treasury Bill Rate for such dividend period shall mean the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable non-interest bearing U.S. Treasury securities with a maturity of not less than 80 nor more than 100 days from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the corporation by at least three recognized dealers in U.S. Government securities selected by the corporation; and

          (iv) if the corporation determines in good faith that for any reason the corporation cannot determine the Treasury Bill Rate for any dividend period as provided above in this paragraph, the Treasury Bill Rate for such dividend period shall mean the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable interest-bearing U.S. Treasury securities with a maturity of not less than 80 nor more than 100 days from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the corporation by at least three recognized dealers in U.S. Government securities selected by the corporation.

In any event, the Treasury Bill Rate shall be rounded to the nearest five hundredths of a percentage point.

     "Twenty Year Average Yield" shall mean the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of 20 years).

     "Twenty Year Constant Maturity Rate" shall mean, for each dividend period, the arithmetic average of the two most recent weekly per annum Twenty Year Average Yields (or the one weekly per annum Twenty Year Average Yield, if only one such yield shall be published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately prior to the last ten calendar days of March, June, September or December, as the case may be, prior to the dividend period for which the dividend rate on the Series F Shares is being determined. Notwithstanding the foregoing:

          (i) if the Federal Reserve Board does not publish such a weekly per annum Twenty Year Average Yield during such Calendar Period, then the Twenty Year Constant Maturity Rate for such dividend period shall mean the arithmetic average of the two most recent weekly per annum Twenty Year Average Yields (or the one weekly per annum Twenty Year Average Yield, if only one such yield shall be published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the corporation;

          (ii) if a per annum Twenty Year Average Yield for such dividend period shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Twenty Year Constant Maturity Rate for such dividend period shall mean the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield shall be published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having maturities of not less than 18 nor more than 22 years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the corporation; and

          (iii) if the corporation determines in good faith that for any reason the corporation cannot determine the Twenty Year Constant Maturity Rate for any dividend period as provided above in this paragraph, then the Twenty Year Constant Maturity Rate for such dividend period shall mean the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than 18 nor more than 22 years from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the corporation by at least three recognized dealers in U.S. Government securities selected by the corporation.

In any event, the Twenty Year Constant Maturity Rate shall be rounded to the nearest five hundredths of a percentage point.


II.  Series AA Preferred Shares

     The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof for the Series AA Shares are as follows (certain capitalized terms being herein used as defined in Clause I.(14) above):

     (1) Designation and Number of Shares. The series established hereby shall consist of 968,754 shares of the 8.25% Series AA
Cumulative Convertible Preferred Shares, without par value (the
"Series AA Shares").

     (2)  Dividend Rights and Restrictions.

     A. The dividend rate on the Series AA Shares shall be $1.03125 per share for the quarterly payment due on October 30, 1985, and the dividend rate on the Series AA Shares shall thereafter be $4.125 per share per annum. Dividends on the Series AA Shares shall be fully cumulative and shall accrue, without interest, from September 19, 1985 and shall be payable in equal quarterly installments on the thirtieth day of January, April, July and October in each year, commencing on October 30, 1985. Such dividends shall accrue whether or not there shall be net profits or net assets of the corporation legally available for payment of such dividends. Accumulations of dividends on the Series AA Shares shall not bear interest.

     B. If at any time the corporation has failed to pay accrued dividends on any Series AA Shares or any Parity Shares at the time outstanding at the times such dividends are payable, the corporation shall not (i) declare or pay any dividend on the Common Shares or on any Junior Shares or make any payment on account of, or set apart money for a sinking or other analogous fund for, the purchase, redemption or other retirement of, any Common Shares or any Junior Shares or make any distribution in respect thereof, either directly or indirectly and whether in cash or property or in obligations or shares of the corporation (other than in Common Shares or Junior Shares), (ii) purchase any Series AA Shares or Parity Shares or redeem (by way of sinking fund retirement pursuant to Clause I.(5) above or otherwise) fewer than all of the Series AA Shares and Parity Shares then outstanding, or (iii) permit any corporation or other entity directly or indirectly controlled by the corporation to purchase any Senior Shares, Common Shares, Junior Shares, Series AA Shares or Parity Shares.

     C. Upon conversion of any Series AA Shares, the holders thereof shall not be entitled to receive any accumulated, accrued or unpaid dividends in respect of such Series AA Shares, provided that such holders shall be entitled to receive any dividends on such Series AA Shares paid or declared prior to such conversion if such holder held such Series AA Shares on the record date for the payment of such dividend.

     (3)  Liquidation Rights.

     A. Upon the voluntary or involuntary dissolution, liquidation or winding-up of the corporation, the holders of the Series AA Shares then outstanding shall be entitled to receive, with respect to each such share held by such holder, out of the assets of the corporation (whether representing capital or surplus), subject to the rights of the holders of any Senior Shares, but before any such distribution shall be made on any Common Shares or Junior Shares, $50 in cash, plus an amount equal to all dividends accumulated, accrued and unpaid on each such share to and including the effective date of such dissolution, liquidation or winding-up.

     B. If the assets distributable to the holders of the Series AA Shares on any voluntary or involuntary dissolution, liquidation or winding-up of the corporation shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then such assets or the proceeds thereof shall be distributed among holders of Series AA Shares and all holders of Parity Shares ratably, in proportion to the sums which would be payable to such holders if all such sums were paid in full.

     C. Neither a consolidation or merger of the corporation with or into any other corporation, nor a merger of any other corporation with or into the corporation, nor a sale or transfer of all or any part of the corporation's assets for cash or securities shall be considered a dissolution, liquidation or winding-up of the corporation within the meaning of this Clause II.(3).

     (4)  Redemption.

     A. Subject to the restrictions in Clause II.(2)B above or Clause II.(4)G below, the corporation may, at its option and at any time, upon notice as provided in Clause II.(4)C, redeem the Series AA Shares, either in whole or from time to time in part, as the Board of Directors may determine, upon payment to the holders thereof of the following redemption prices per share, plus in each case an amount equal to all dividends accumulated, accrued and unpaid to and including the redemption date (which shall include a pro rata amount of the quarterly dividend for the period from the last quarterly dividend installment payment date to the redemption date):

          (During the twelve-month period beginning December 1)

   1984 ................ $52.4750        1987 .............. $51.2375
   1985 ................  52.0625        1988 ..............  50.8250
   1986 ................  51.6500        1989 ..............  50.4125

and thereafter $50 per share. The corporation may not redeem shares in part in amounts of less than one share or in amounts which are not integral multiples thereof.

     B. The corporation shall redeem all shares in accordance with the notice of redemption given pursuant to Clause II.(4)C (notwithstanding any consolidation or merger, sale or transfer of assets, dissolution, liquidation or winding-up or recapitalization or reclassification of shares, begun by or with respect to the corporation, or any record date which has been fixed by the corporation, except as provided in Clause II.(4)F hereof), except any such shares which, subsequent to being so called for redemption, have become subject to a notice of conversion given pursuant to Clause II.(6).

     C. The corporation shall give at least 30 days' and not more than 60 days' prior notice of any redemption to each holder of record of Series AA Shares being so redeemed. Such notice shall specify

          (a)  the redemption date,

          (b) the redemption price, including the amount of dividends accumulated, accrued and unpaid to the redemption date,

          (c) the place of redemption (which shall be at the principal office of the corporation or a bank or trust company appointed by the corporation),

          (d)  the aggregate number of shares to be redeemed,

          (e)  the number of shares of such holder to be redeemed,

          (f) that the right to give a notice of conversion in respect of any shares to be redeemed shall terminate at the close of business on the last business day preceding the redemption date,

          (g) the date of the closing of the transfer books of the corporation in connection with such redemption, pursuant to Clause II.(4)F, and

          (h) advice to such holder to consult tax counsel with respect to effects of redemption of Series AA Shares.

     D. Unless the corporation shall fail to pay, upon surrender of the certificates evidencing the shares to be redeemed, the redemption price of any Series AA Shares called for redemption as provided herein, then, subject to the provisions of Clause II.(6)D, on and after the redemption date (i) the shares represented thereby shall not be deemed outstanding, (ii) the right to receive dividends thereon shall cease to accrue and (iii) all rights of holders of such shares shall cease and terminate, excepting only the right to receive the redemption price therefor, plus accrued and unpaid dividends as provided in Clause II.(4)A, but without interest. Any moneys so available for payment by the corporation and unclaimed at the end of one year from the redemption date shall revert to the general funds of the corporation after which reversion the holders of such shares shall (subject to applicable escheat laws) look only to the general funds of the corporation for payment of the redemption price.

     E. In the case of each partial redemption of Series AA Shares, the shares to be redeemed shall be determined by the corporation either by lot or on a pro rata basis as prescribed by the Board of Directors or the Executive Committee.

     F. In order to facilitate the redemption of any shares of Series AA Shares, the Board of Directors is authorized to cause the transfer books of the corporation to be closed as to such shares no later than 10 days prior to such redemption.

     G. If at any time any sinking fund retirement required by Clause I.(5) above shall be in arrears, the corporation shall not (i) purchase any Senior Shares, Series AA Shares or Parity Shares or redeem any such shares except for required sinking fund retirements pursuant to Clause I.(5) above or required sinking fund retirements under the provisions of this Certificate of Incorporation applicable to Parity Shares or Senior Shares, or (ii) permit any corporation or other entity directly or indirectly controlled by the corporation to purchase any Common Shares, Junior Shares, Series AA Shares, Parity Shares or Senior Shares.

     (5) Voting Rights. Except as otherwise required by law, holders of Series AA Shares shall be entitled to vote on every question submitted to holders of record of the Common Shares, and shall be entitled to one vote for every Series AA Share standing in such holder's name on the books of the corporation, voting together with the Common Shares, Series C Shares and Series D Shares as a single class; provided, however, that:

     A. Dividend Defaults. (1) If and whenever accrued dividends on the Series AA Shares or any Preferred Shares of any other series shall not have been paid in an aggregate amount equal to or greater than six (6) quarter-annual dividends on the Series AA Shares or such other Preferred Shares at the time outstanding (each such series being in this Clause II.(5)A called a "series in arrears"), then, and in any such event, the number of Directors then constituting the entire Board of Directors of the corporation shall automatically be increased by two Directors and the holders of the shares of all series in arrears, voting together as a single class, shall be entitled to fill such newly created directorships. Such right to vote as a single class to elect two Directors shall, when vested, continue until all dividends in default on the Series AA Shares and such other Preferred Shares, as the case may be, shall have been paid in full and, when so paid, such right to elect two Directors separately as a class shall cease, subject, always, to the same provisions for the vesting of such right to elect two Directors separately as a class in the case of future dividend defaults. At any time when such right to elect two Directors separately as a class shall have so vested, the corporation may, and upon the written request of the holders of record of not less than 20% of the total number of shares of all series in arrears then outstanding shall, call a special meeting of the holders of such shares to fill such newly created directorships for the election of Directors. In the case of such a written request, such special meeting shall be held within ninety (90) days after the delivery of such request, and, in each case, at the place and upon the notice provided by law and in the By-laws of the corporation, provided that the corporation shall not be required to call such a special meeting if such request is received less than one hundred twenty (120) days before the date fixed for the next ensuing annual meeting of stockholders of the corporation, at which meeting such newly created directorships shall be filled by the holders of the shares of each series in arrears, voting together as a single class.

     (2) So long as any Series AA Shares or any Preferred Shares of any other series are outstanding, the By-laws of the corporation shall contain provisions ensuring that the number of Directors constituting the entire Board of Directors of the corporation shall at all times be such that the exercise by the holders of the Series AA Shares, and the holders of Preferred Shares of any other series, of the right to elect Directors under the circumstances provided for in paragraph (1) of this Clause II.(5)A will not contravene any provision of this Certificate of Incorporation restricting the number of Directors which may constitute the entire Board of Directors of the corporation.

     (3) Directors elected pursuant to paragraph (1) of this Clause II.(5)A will serve until the earlier of (i) the next annual meeting of the stockholders of the corporation and the election (by the holders of the shares of each series in arrears) and qualification of their respective successors or (ii) the next annual meeting of the stockholders of the corporation following the date upon which all dividends in default on the shares of each series in arrears shall have been paid in full. If, prior to the end of the term of any Director elected as aforesaid, a vacancy in the office of such Director shall occur during the continuance of a default in dividends on the shares of each series in arrears by reason of death, resignation or disability, such vacancy shall be filled for the unexpired term by the appointment by the remaining Director elected as aforesaid of a new Director for the unexpired term of such former Director.

     B. Miscellaneous. Without the affirmative vote of the holders of at least two-thirds of the outstanding Preferred Shares, voting as a single class (or, if less than all of the outstanding series of Preferred Shares would be adversely affected thereby, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of each such series so affected, voting as a separate class), the corporation may not:

          (a) amend this Certificate of Incorporation so as to adversely affect the voting powers (except as such voting powers may be affected by the authorization of any additional Preferred Shares having the same voting rights as the outstanding Preferred Shares or by the authorization of any other shares of any class having voting rights which are not entitled to vote together with the Preferred Shares in any separate class vote of the Preferred Shares), rights or preferences of the Preferred Shares or such series;

          (b)  authorize or create any Senior Shares;

          (c) issue any Parity Shares at a time when any of the Series A Shares, Series C Shares, Series D Shares, Series F Shares and Series G Shares are outstanding unless, after giving effect to such issuance and the application of the proceeds thereof, Consolidated Net Income for any period of twelve (12) consecutive months during the eighteen (18) months immediately preceding the date of such issuance would be equal to not less than 200% of the annual dividend requirements of all Series A Shares, Series C Shares, Series D Shares, Series F Shares, Series G Shares, Series AA Shares, Parity Shares and Senior Shares then to be outstanding; or

          (d) effect any merger or consolidation or sale, transfer, lease or other disposition of all or substantially all of the assets of the corporation if (i) the plan of merger, consolidation or disposition of assets contains any provisions which, if contained in an amendment to this Certificate of Incorporation, would entitle the holders of the Preferred Shares or any series thereof to a joint or separate class vote thereon as provided in paragraph (a) of this Clause II.(5)B, (ii) the effect of such transaction would be to create any Senior Shares, (iii) the corporation would not be the surviving corporation or (iv) the corporation would be in default under any of its material debt agreements.

     C. Voting. Whenever the holders of the Preferred Shares are entitled to vote as a single class, each holder of Series AA Shares shall be entitled to a vote in respect of each such share so held equal to the result obtained by multiplying one by a fraction, the numerator of which is a number equal to the number of dollars constituting such liquidation price of such share and the denominator of which is 1,000.

     (6)  Conversion Rights.

     A. Any Series AA Share may be converted at any time, at the option of the holder thereof, into Common Shares at the rate and on the other terms and conditions set forth in this Clause II.(6).

     B. Any holder of Series AA Shares desiring to convert the same into Common Shares shall surrender the certificate or certificates for the Series AA Shares being converted, duly assigned or endorsed to the corporation, at the location specified for such purpose in Clause II.(7)A or at a bank or trust company appointed by the corporation for that purpose, accompanied by a written notice of conversion. Such notice shall specify the number of whole shares of Series AA Shares to be converted and the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issue of Common Shares in such name or names.

     C. As soon as practicable after the surrender of any certificates for conversion, the corporation shall issue and deliver to such holder, at the address of such holder on the stock transfer books of the corporation, or to his designee, a certificate or certificates for the number of full Common Shares to which such holder shall be entitled on conversion. In case there shall have been surrendered a certificate or certificates for Series AA Shares converted in part only, the corporation shall issue and deliver to such holder a new certificate or certificates for the number of Series AA Shares which shall not have been converted. The corporation shall not issue fractional Common Shares upon any conversion of Series AA Shares, but in lieu thereof the corporation shall pay to the holder of Series AA Shares being converted a cash amount in respect of the fraction of such Common Share otherwise issuable upon conversion equal to such fraction multiplied by the closing sale price of one Common Share on the principal securities exchange on which it is traded on the day of surrender of the certificate or certificates to be converted, or, if not then listed on any such exchange, the mean between the high-bid and low-asked prices for the Common Shares in the over-the-counter market at such day; provided that if such day in either case shall be a day on which such Common Shares shall not have been traded, then such day shall mean the next preceding day on which such Common Shares shall have been traded. If more than one Series AA Share shall be surrendered for conversion at any one time by the same holder, any fractional shares otherwise resulting from conversion of each one thereof shall be aggregated so that with respect to any one holder there shall be no more than one fractional Common Share issuable upon such conversion. Such conversion shall be effective immediately prior to the close of business on the day of the surrender of the certificate or certificates for shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at such time.

     D. If the corporation shall have given notice of any redemption pursuant to Clause II.(4)A and any holder of Series AA Shares shall, prior to the close of business on the last business day preceding the redemption date specified in such notice of redemption, give written notice to the corporation, pursuant to Clause II.(6)B, of the conversion of any or all of the shares to be redeemed, then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as hereinafter provided in this Clause II.(6).

     E. In case of the call for redemption of any Series AA Shares, any right to give notice of conversion as to any of such shares shall terminate at the close of business on the last business day prior to the redemption date specified in the notice thereof. If the corporation shall default in the payment of the redemption price of such shares when due, the conversion rights in respect thereof, if any, shall be reinstated until such default shall have been cured or waived.

     F. Series AA Shares shall be convertible into fully paid and nonassessable Common Shares at a conversion rate (subject to adjustment as provided in Clauses II.(6)G and II.(6)H) of 1.4706 Common Shares for each Series AA Share converted (such initial conversion rate, as so adjusted, is called the "Conversion Rate") ).

     G. (a) If the corporation shall pay a dividend of, or make a distribution of, its Common Shares to the holders of Common Shares, the Conversion Rate in effect at the opening of business on the next business day following the record date fixed for the determination of stockholders entitled to such dividend shall be increased (subject to the limitations contained in Clause II.(6)G(d)) by multiplying such Conversion Rate by a fraction, the denominator of which shall be the number of Common Shares outstanding at the close of business on such record date and the numerator of which shall be the sum of such number of shares plus the aggregate number of shares to be issued in payment of such dividend or distribution, such increase to become effective immediately after the opening of business on the next business day following such record date.

     (b) In case the corporation shall subdivide the outstanding Common Shares into a greater number of Common Shares or combine the outstanding Common Shares into a smaller number of Common Shares, the Conversion Rate in effect at the opening of business on the next business day following the day upon which such subdivision or combination, as the case may be, becomes effective shall be proportionately adjusted (subject to the limitations contained in Clause II.(6)G(d) ), such adjustment to become effective immediately after the opening of business on the next business day following the day upon which such subdivision or combination, as the case may be, becomes effective.

     (c) (i) In case the corporation shall issue rights or warrants to all holders of its Common Shares entitling them to subscribe for or purchase Common Shares at a price per share less than the current market price per Common Share (as defined in paragraph (iii) below) at the record date mentioned below, the Conversion Rate shall be increased (subject to the limitations contained in Clause II.(6)G(d)) by multiplying such Conversion Rate by a fraction, the numerator of which shall be the number of Common Shares outstanding on the date of issuance of such rights or warrants plus the number of additional Common Shares offered for subscription or purchase, and the denominator of which shall be the number of Common Shares outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price, provided that any dividend reinvestment plan providing for the purchase of Common Shares at a discount from the current market price shall not be deemed to constitute the issuance of any such rights or warrants if either (x) the discount does not exceed 6% of such current market price, or (y) the holders of the Series AA Shares are permitted to participate in such dividend reinvestment plan. Any adjustment made pursuant to this paragraph (i) shall be made whenever such rights or warrants are issued, but shall also be effective retroactively as to Series AA Shares converted between the record date for the determination of stockholders entitled to receive such rights or warrants and the date such rights or warrants are issued.

     (ii) In case the corporation shall distribute to all holders of its Common Shares evidences of its indebtedness or assets (including securities, but excluding distributions of the character referred to in Clause II.(6)G(a) or paragraph (i) above and any dividend or distribution paid in cash out of retained earnings or out of net profits for the fiscal year in which the dividend or distribution is declared or the preceding year) or rights to subscribe other than as set forth in paragraph (i) above, then in each such case the Conversion Rate shall be increased (subject to the limitations contained in Clause II.(6)G(d)) by multiplying such Conversion Rate by a fraction, the numerator of which shall be the current market price per Common Share (as defined in paragraph (iii) below) on the record date for the determination of stockholders entitled to receive such distribution, and the denominator of which shall be such current market price per Common Share, less the then fair market value (as determined by the Board of Directors) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights applicable to one Common Share. Such adjustment shall be made whenever any such distribution is made, but shall also be effective retroactively as to Series AA Shares converted between the record date for the determination of stockholders entitled to receive such distribution and the date such distribution is made.

     (iii) For the purpose of any computation under paragraphs (i) and (ii) above, the current market price per Common Share at any date shall be deemed to be the average of the daily closing prices for the 30 consecutive business days commencing 45 business days before the day in question. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or, if the Common Shares are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Shares are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the corporation for that purpose.

     (d) No adjustment in the conversion rate shall be required unless such adjustment (plus any adjustments not previously made by reason of this Clause II.(6)G(d)) would require an increase or decrease of at least 1% in the number of Common Shares into which each Series AA Share is then convertible; provided, however, that any adjustment which by reason of this Clause II.(6)G(d) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Clause II.(6)G shall be made to the nearest one-hundred thousandth of a share.

     (e) The corporation may, by action of the Board of Directors or Executive Committee, at its election, increase the Conversion Rate to avoid or diminish any Federal income tax to any holder of Common Shares resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for Federal income tax purposes.

     H. In case the corporation shall effect any capital reorganization or reclassification of its shares or shall consolidate or merge with or into any other corporation (including any merger in which the corporation is the surviving corporation unless each Common Share outstanding immediately prior to such merger is to remain outstanding immediately after the merger) or shall transfer substantially all its assets to any other corporation, lawful provision shall be made as a part of the terms of such transaction whereby the holders of Series AA Shares (or of any convertible security which has been exchanged, substituted or issued for Series AA Shares) shall, if entitled to convert such shares (or other such securities) at any time after the consummation of such transaction, receive upon conversion thereof in lieu of each Common Share issuable upon conversion of such shares prior to such consummation the same kind and amount of stock (or other securities, cash or property, if any) as may be issuable or distributable in connection with such transaction with respect to each outstanding Common Share (or of any security which has been exchanged, substituted or issued for such Common Share) subject to adjustments for subsequent stock dividends and distributions, subdivisions or combinations of shares, capital reorganizations, reclassifications, consolidations or mergers as nearly equivalent as possible to the adjustments provided for in this Clause II.(6).

     I. Within 15 days after any adjustment of the Conversion Rate pursuant to this Clause II.(6), the corporation shall give notice thereof to each holder of record of Series AA Shares, which notice shall state the Conversion Rate resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     J. The corporation shall at all times reserve and keep available out of its authorized Common Shares, solely for issuance (free from any preemptive rights) upon the conversion of Series AA Shares as herein provided, such number of Common Shares as shall from time to time be issuable upon the conversion of all the Series AA Shares at the time outstanding. The corporation shall obtain and keep in force such permits or other authorizations as may be required by law to, and shall comply with all requirements as to qualification in order to, enable the corporation lawfully to issue and deliver such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all Series AA Shares from time to time outstanding. The corporation shall from time to time in accordance with applicable law increase the authorized number of Common Shares if at any time the authorized Common Shares remaining unissued and unreserved for other purposes (together with the Common Shares held in its treasury) shall not be sufficient to permit the conversion of all the Series AA Shares at the time outstanding.

     (7)  Miscellaneous.

     A. All notices referred to herein shall be in writing and shall be duly given if mailed, postage prepaid, by first class mail, if to the corporation, at P.O. Box 4000R, Morristown, New Jersey 07960,
Attention: Secretary (except that any notice relating to conversion of shares shall be sent to The Bank of New York, 90 Washington Street, New York, New York 10015) or, if to any holder of the Series AA Shares, at the address of such holder as listed in the stock transfer books of the corporation, or to such other address as the corporation or holder, as the case may be, shall have provided the other by notice similarly given.

     B. The corporation shall pay any and all issue and other taxes that may be payable by the corporation in respect of any issue or delivery of Common Shares or any other securities on account of Series AA Shares pursuant hereto. The corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of such Common Shares or such securities in a name other than that in which the Series AA Shares with respect thereto were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax, or has established, to the satisfaction of the corporation, that such tax has been paid.

     C. All payments (whether in the form of dividends, distributions on voluntary or involuntary dissolution, liquidation or winding-up, payments in respect of redemption or any other payment) made upon the Series AA Shares and any other Parity Shares shall be made pro rata, so that amounts paid per share on the Series AA Shares and such other Parity Shares shall in all cases bear to each other the same ratio that the accumulated and accrued dividends, distributions or payments, as the case may be, per share on the Series AA Shares and such other Parity Shares bear to each other.

     D. The Series AA Shares are hereby declared to be senior to the Common Shares and on a parity with the other series of Preferred Shares, including the Series A Shares, the Series C Shares, the Series D Shares, the Series F Shares and the Series G Shares as to dividends and as to the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the corporation.

     E. Except as provided in Clause II.(6)H, the shares receivable upon conversion of the Series AA Shares shall include only shares presently designated as Common Shares or shares of any class or classes resulting from any reclassification thereof which are not limited as to dividends to any fixed sum or percentage and are not subject to redemption by the corporation and in case at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

     F. All Series AA Shares at any time redeemed, retired, converted, purchased or otherwise acquired by the corporation, whether or not as herein provided, shall assume the status of authorized but unissued Preferred Shares, without par value, undesignated as to series, subject to reissuance by the corporation as Series AA Shares or any one or more other series of Preferred Shares.

     FIFTH: From time to time the corporation may issue and may sell its authorized shares for such consideration per share (with respect to shares having a par value, not less than the par value thereof), either in money or money's worth of property or services, or for such other considerations, whether greater or less, now or from time to time hereafter permitted by law, as may be fixed by the Board of Directors; and all shares so issued shall be fully paid and nonassessable.

     No holder of any shares of any class shall as such holder have any preemptive right to subscribe for or purchase any other shares or securities of any class, whether now or hereafter authorized, which at any time may be offered for sale or sold by the corporation.

     Each holder of record of the Common Shares of the corporation shall be entitled to one vote for every Common Share standing in his name on the books of the corporation.

     The corporation may issue Preferred Stock from time to time in one or more series as the Board of Directors may establish by the adoption of a resolution or resolutions relating thereto, each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors pursuant to authority to do so, which authority is hereby granted to the Board of Directors.

     SIXTH:  The duration of the corporation is to be perpetual.

     SEVENTH: Except as otherwise provided pursuant to the provisions of this Certificate of Incorporation relating to the rights of certain holders of Preferred Stock to elect additional Directors under specified circumstances, the number of Directors of the corporation shall be determined from time to time in the manner described in the By-laws. The Directors, other than those who may be elected by the holders of Preferred Stock pursuant to this Certificate of Incorporation, shall be classified with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-laws, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1986, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1987, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1988, with the members of each class to hold office until their successors have been elected and qualified. At each annual meeting of stockholders, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. No Director need be a stockholder.

     Except as otherwise provided pursuant to this Certificate of Incorporation relating to the rights of certain holders of Preferred Stock to elect Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining director. Any Director elected in accordance with the preceding sentence shall hold office until the annual meeting of stockholders at which the term of office of the class to which such Director has been elected expires, and until such Director's successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

     Subject to the rights of certain holders of Preferred Stock to elect Directors under circumstances specified in this Certificate of Incorporation, any Director may be removed from office only for cause by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of Directors (the "Voting Stock"), voting together as a single class.

     Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article SEVENTH.

     EIGHTH:   The By-laws of the corporation may contain provisions,
not inconsistent with law or this Certificate of Incorporation, relating to the management of the business of the corporation, the regulation of its affairs, the transfer of its stock, the qualifications, compensation and powers and duties of its Directors and the time and place and the manner of calling the meetings of its stockholders and Directors.

     The Board of Directors may from time to time fix, determine and vary the amount of the working capital of the corporation, may determine what part, if any, (i) of its surplus or (ii) in case there shall be no such surplus, of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year shall be declared as dividends and paid to the stockholders, may determine the time or times for the declaration and payment of dividends, the amount thereof and whether they are to be in cash, property or shares of the capital stock of the corporation and may direct and determine the use and disposition of any surplus over and above the capital of the corporation.

     The Board of Directors may from time to time make, amend, supplement or repeal the By-laws; provided, however, that the stockholders may change or repeal any By-law adopted by the Board of Directors and provided further that no amendment or supplement to the By-laws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, Section 3 (Special Meetings) of Article II (Meetings of Shareholders) of the By-laws, Sections 2 (Number, Election and Terms) or 10 (Removal of Directors) of Article III (Directors) of the By-laws, or the final sentence of
Article XI (Amendments) of the By-laws shall not be amended or repealed, and no provision inconsistent with any thereof shall be adopted, without the affirmative vote of the holders of at least 80% of the Voting Stock (as defined in Article SEVENTH), voting together as a single class. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, any provision of this paragraph.

     The Board of Directors shall, except as otherwise provided by law, this Certificate of Incorporation or the By-laws, exercise the powers of the corporation.

     Pursuant to the By-laws, an Executive Committee and/or one or more other committees may be appointed from among the Directors or otherwise, to which may be delegated any of or all the powers and duties of the Board of Directors, to the full extent permitted by law.

     Except as otherwise required by law and subject to the rights of the holders of Preferred Stock pursuant to the provisions of this Certificate of Incorporation, special meetings of stockholders may be called only by the Chief Executive Officer or by the Board of Directors pursuant to a resolution approved by a majority of the then authorized number of Directors of the corporation (as determined in accordance with the By-laws). Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, any provision of this paragraph.

     No contract or other transaction of the corporation shall be void, voidable, fraudulent or otherwise invalidated, impaired or affected, in any respect, by reason of the fact that any one or more of the officers, Directors or stockholders of the corporation shall individually be party or parties thereto or otherwise interested therein, or shall be officers, directors or stockholders of any other corporation or corporations which shall be party or parties thereto or otherwise interested therein; provided that such contract or other transactions be duly authorized or ratified by the Board of Directors or Executive Committee, with the assenting vote of a majority of the disinterested Directors or Executive Committeemen then present, or, if only one such is present, with his assenting vote.

     NINTH: No stockholder action may be taken except at an annual or special meeting of stockholders of the corporation and stockholders may not take any action by written consent in lieu of a meeting.

     Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock (as defined in Article SEVENTH), voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article NINTH.

     TENTH: Unless required by law or demanded by a stockholder of the corporation entitled to vote at a meeting of stockholders or determined by the chairman of such meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or his proxy if there be such proxy, and shall state the number of shares voted by such stockholder or proxy.

     ELEVENTH: (1) Elimination of Certain Liability of Directors. A Director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article ELEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Any repeal or modification of this Section by the stockholders of the corporation shall not adversely affect any right or protection of a Director of the corporation existing at the time of such repeal or modification.

     (2)  Indemnification and Insurance.

     (A) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter, an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in paragraph (B) hereof with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter, an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking (hereinafter, an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise, and, provided further, that an advancement of expenses incurred by an employee other than a Director or officer in advance of the final disposition of a proceeding shall be made, unless otherwise determined by the Board of Directors, only upon delivery to the corporation of an undertaking by or on behalf of such employee to the same effect as any undertaking required to be delivered by a Director or officer.

     (B) Right of Indemnitee to Bring Suit. If a claim under paragraph (A) of this Section is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and
(ii) any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the corporation.

     (C) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested Directors or otherwise.

     (D) Insurance. The corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     (E) Indemnification of Agents of the Corporation. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of Directors, officers and employees of the corporation.

     TWELFTH:   The corporation reserves the right to amend, alter,
change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, AlliedSignal Inc. has caused this Restated Certificate of Incorporation to be executed in its corporate name on this 28th day of April, 1997.

                                   AlliedSignal Inc.



                                   By:  Peter M. Kreindler
                                        --------------------------
                                        Peter M. Kreindler
                                        Senior Vice President, General
                                        Counsel and Secretary

[Corporate Seal]

ATTEST:



DENNIS R. MARSHALL
---------------------------
Dennis R. Marshall
Associate General Counsel
and Assistant Secretary